NEWS RELEASE

For Immediate Release
May 7, 2015
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR FIRST QUARTER 2015
RALEIGH, N.C. -- First Citizens BancShares Inc. ("BancShares") (Nasdaq: FCNCA) reports earnings for the quarter ended March 31, 2015, of $63.8 million, compared to $62.9 million for the fourth quarter of 2014, and $22.5 million for the corresponding period of 2014, according to Frank B. Holding, Jr., chairman of the board.
Per share income for the first quarter of 2015 totaled $5.31, compared to $5.24 for the fourth quarter of 2014 and $2.34 for the same period a year ago. BancShares' current quarter results generated an annualized return on average assets of 0.85 percent and an annualized return on average equity of 9.50 percent, compared to respective returns of 0.42 percent and 4.36 percent for the same period of 2014. Earnings for the first quarter of 2015 included an acquisition gain of $37.6 million recognized in connection with an FDIC-assisted transaction involving certain assets and liabilities of Capitol City Bank & Trust Company ("CCBT") of Atlanta, Georgia, which were acquired on February 13, 2015. The after-tax impact of the gain equaled $22.9 million. For up to one year following the closing date of the CCBT acquisition, fair values are subject to refinement, which could positively or negatively affect the acquisition gain. The balances from the CCBT acquisition at March 31, 2015, consisted of $147.0 million of loans and leases and $171.6 million of deposits.
On October 1, 2014, BancShares completed its acquisition of First Citizens Bancorporation, Inc. ("Bancorporation") into BancShares. The acquisition added $2.01 billion of investment securities, $4.49 billion of loans and leases, and $7.17 billion of deposits as of the acquisition date. When comparing net income for the first quarter of 2015 to the same period of 2014, the $41.3 million increase was primarily driven by the impact of the Bancorporation merger and the CCBT acquisition gain referenced above. The impact of the acquisitions is reflected in BancShares' financial results from the respective acquisition dates. As such, the following discussion will focus on sequential quarter comparisons between the first quarter of 2015 and the fourth quarter of 2014, both of which include operating results from the Bancorporation merger.
FIRST QUARTER FINANCIAL HIGHLIGHTS

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Loan growth continued during the first quarter of 2015, as total loans increased $322.3 million from December 31, 2014, reflecting $147.0 million of loans added from the CCBT acquisition and strong originated portfolio growth of $261.4 million. Excluding the CCBT contribution, total purchased-credit impaired ("PCI") loans continue to decline, down $86.1 million, due to payoffs and resolution of problem assets.

•	Net charge-offs remained low at $4.7 million, or 0.10 percent of total loans and leases, for the first quarter of 2015, unchanged from the fourth quarter of 2014.

•
Provision expense decreased $2.5 million to $5.8 million for the first quarter of 2015, due to improved credit quality throughout the loan portfolio and lower provision expense on non-PCI impaired loans, which offset loan growth during the quarter.

•
Noninterest income was $107.8 million and $132.9 million in the first quarter of 2015 and fourth quarter of 2014, respectively. The first quarter of 2015 included securities gains of $5.1 million, while the fourth quarter of 2014 included a $29.1 million gain on Bancorporation shares of stock owned by BancShares.

•	BancShares' liquidity position remained strong with $4.81 billion in free liquidity at March 31, 2015.

•
BancShares remained well capitalized with a leverage capital ratio of 8.89 percent, Tier 1 risk-based capital ratio of 12.91 percent, common equity Tier 1 ratio of 12.76 and total risk-based capital ratio of 14.40 percent at March 31, 2015, under Basel III. BancShares implemented Basel III guidelines effective January 1, 2015.

LOANS AND DEPOSITS
Loans for the first quarter of 2015 totaled $19.1 billion, an increase of $322.3 million, or 1.7 percent, since December 31, 2014. Non-PCI loans increased by $261.4 million, or 1.5 percent, as a result of commercial loan growth. PCI loans increased by $60.8 million, or 5.1 percent, compared to the fourth quarter of 2014, due to loans of $147.0 million acquired through the CCBT acquisition, offset by the continuing reduction in the PCI loan portfolio due to payoffs and resolution of problem assets.
At March 31, 2015, deposits totaled $26.3 billion, an increase of $622.3 million, or 2.4 percent, since December 31, 2014. The increase in the current quarter was due to deposits acquired in the CCBT acquisition of $171.6 million at March 31, 2015, and increases in low-cost demand, checking with interest and savings deposit accounts from organic growth and seasonal deposit fluctuations.
NET INTEREST INCOME
Net interest income increased $2.9 million, or by 1.34 percent, to $220.2 million for the first quarter of 2015. The increase was primarily due to a $3.5 million decrease in interest expense as a result of lower borrowing costs, a reduction in deposit funding costs and the redemption of a trust preferred borrowing on December 31, 2014. Interest income decreased $0.6 million due to fewer days in the current quarter than the prior quarter, offset by recent growth in the loan portfolio.
The taxable-equivalent net interest margin increased by 9 basis points to 3.18 percent. The margin improvement was primarily due to improvement in investment yields, recent loan growth, and lower borrowing and deposit funding costs.
Average interest earning assets increased $165.9 million, which was primarily driven by the $381.7 million increase in average outstanding loans, offset by a $221.0 million decrease in average investment securities. The taxable-equivalent yield on interest-earning assets improved 4 basis points to 3.34 percent for the first quarter of 2015, as a result of improvements in investment yield from higher recent investment rates and growth in the overall loan portfolio.
Average interest-bearing liabilities increased $160.4 million during the first quarter of 2015, primarily due to a new Federal Home Loan Bank borrowing of $120.0 million. The rate on interest-bearing liabilities of 0.24 percent decreased from 0.31 percent in the fourth quarter of 2014.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses totaled $205.6 million at March 31, 2015, representing an increase of $1.1 million since December 31, 2014. The allowance as a percentage of total loans for the first quarter of 2015 was 1.08 percent, compared to 1.09 percent for the fourth quarter of 2014.
BancShares recorded a $5.8 million net provision expense for loan and lease losses for the first quarter of 2015. The PCI loan portfolio net provision credit totaled $2.9 million during the first quarter of 2015, compared to a net provision credit of $2.6 million during the fourth quarter of 2014. The current quarter credit to provision for loan and lease losses on PCI loans resulted from reversals of prior impairment due to accelerated payments and credit quality improvement. Net charge-offs on PCI loans decreased $0.4 million during the first quarter of 2015.
The non-PCI loan net provision expense totaled $8.7 million, compared to $10.9 million for the fourth quarter of 2014, reflecting continued credit quality improvement during the first quarter of 2015. Net charge-offs on non-PCI loans increased $0.4 million. On an annualized basis, non-PCI loan net charge-offs represented 0.08 percent and 0.07 percent of average non-PCI loans and leases for the first quarter of 2015 and fourth quarter of 2014, respectively.

NONPERFORMING ASSETS
At March 31, 2015, BancShares’ nonperforming assets, including nonaccrual and other real estate owned ("OREO"), totaled $183.0 million, or 0.95 percent of total loans and leases plus OREO, compared to $170.9 million, or 0.91 percent, at December 31, 2014. The increase in the ratio was due to a $15.5 million increase in nonaccrual loans, offset by a $3.4 million decrease in OREO.
Of the $183.0 million in nonperforming assets at March 31, 2015, $38.7 million related to OREO and loans covered by FDIC loss share agreements, a decline of $11.3 million since December 31, 2014, due to problem asset resolutions. Noncovered nonperforming assets totaled $144.2 million at March 31, 2015, representing 0.77 percent of noncovered loans and leases plus OREO as of March 31, 2015, compared to 0.66 percent at December 31, 2014.
NONINTEREST INCOME
Noninterest income was $145.4 million and $132.9 million in the first quarter of 2015 and fourth quarter of 2014, respectively, and included the $37.6 million first quarter gain on the acquisition of CCBT. The first quarter of 2015 also included securities gains of $5.1 million, while the fourth quarter of 2014 included a $29.1 million gain on Bancorporation shares of stock owned by BancShares. The shares were canceled and cease to exist when the merger became effective October 1, 2014. For up to one year following the closing date of the CCBT acquisition, fair values are subject to refinement, which could positively or negatively affect the acquisition gain.
NONINTEREST EXPENSE
Noninterest expense increased $3.8 million in the first quarter of 2015 to $258.3 million, primarily due to a $9.9 million increase in employee benefits as a result of higher payroll taxes, pension and healthcare costs, partially offset by a $2.7 million decrease in merger-related expenses, a $2.4 million decline in advertising costs and a $1.0 million reduction in foreclosure-related expenses.
INCOME TAXES
Income tax expense totaled $37.7 million and $24.5 million for the first quarter of 2015 and fourth quarter of 2014, representing effective tax rates of 37.1 percent and 28.1 percent during the respective periods. The fourth quarter 2014 effective tax rate primarily reflects the impact of the tax benefit of the Bancorporation shares of stock owned by BancShares at the date of the acquisition.
REGULATORY CAPITAL
Bank regulatory agencies approved regulatory capital guidelines ("Basel III") aimed at strengthening existing capital requirements for banking organizations through a combination of higher minimum capital requirements, new capital conservation buffers and more conservative definitions of capital and balance sheet exposure. The Basel III capital guidelines became effective for BancShares on January 1, 2015, subject to a phase-in period for certain provisions. Basel III introduces a new capital measure called "common equity Tier 1" and sets forth changes in the methods of calculating risk-weighted assets, which in turn affect the calculation of risk-based capital ratios.
Under Basel III, the initial rules effective January 1, 2015, require a common equity Tier 1 capital to risk-weighted assets ratio of at least 4.50 percent and a total capital ratio of at least 8.00 percent. The rules also raise the minimum ratio of tier 1 capital to risk-weighted assets to 6.00 percent and include a minimum leverage ratio of 4.00 percent.
The implementation of Basel III increased risk-weighted assets in comparison to December 31, 2014, resulting in a decrease in BancShares' Tier 1 capital ratio and total capital ratio at March 31, 2015. BancShares remained well capitalized with a leverage capital ratio of 8.89 percent, Tier 1 risk-based capital ratio of 12.91 percent, common equity Tier 1 ratio of 12.76 and total risk-based capital ratio of 14.40 percent under Basel III guidelines at March 31, 2015.

COMPARABILITY OF FINANCIAL STATEMENTS
The comparability of BancShares' results of operations is affected by the impact of the Bancorporation merger and the CCBT acquisition, effective October 1, 2014, and February 13, 2015, respectively.
Additionally, the comparability for the first quarters of 2015 and 2014 and fourth quarter of 2014 is affected by various post-acquisition adjustments to the carrying value of acquired assets, which create potential volatility in net interest income, provision for loan and lease losses and noninterest income. For acquired loans and OREO covered by FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company ("First Citizens Bank"). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 18 states and the District of Columbia, including online banking, mobile banking, ATMs and telephone banking. As of March 31, 2015, BancShares had total assets of $30.9 billion.
For more information, visit First Citizens' website at firstcitizens.com.
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CONDENSED STATEMENTS OF INCOME

	For the three months ended
(Dollars in thousands, except per share data; unaudited)	March 31, 2015	December 31, 2014	March 31, 2014
Interest income	$231,510	$232,122	$173,394
Interest expense	11,345	14,876	12,463
Net interest income	220,165	217,246	160,931
Provision (credit) for loan and lease losses	5,792	8,305	(1,903)
Net interest income after provision (credit) for loan and lease losses	214,373	208,941	162,834
Gain on acquisition	37,555	—	—
Noninterest income (1)	107,823	132,924	62,314
Noninterest expense	258,260	254,429	191,030
Income before income taxes	101,491	87,436	34,118
Income taxes (1)	37,675	24,540	11,639
Net income (1)	$63,816	$62,896	$22,479
Taxable-equivalent net interest income	$221,452	$218,436	$161,694
Net income per share (1)	$5.31	$5.24	$2.34
Cash dividends per share	0.30	0.30	0.30
Profitability information (annualized)
Return on average assets (1)	0.85%	0.82%	0.42%
Return on average equity (1)	9.50	9.20	4.36
Taxable-equivalent net interest margin	3.18	3.09	3.26
(1) Amounts for first quarter 2014 period have been updated to reflect the fourth quarter 2014 adoption of Accounting Standard Update (ASU) 2014-01 related to qualified affordable housing projects.

CONDENSED BALANCE SHEETS

(Dollars in thousands, except per share data; unaudited)	March 31, 2015	December 31, 2014	March 31, 2014
Assets
Cash and due from banks	$495,901	$604,182	$543,471
Overnight investments	2,458,923	1,724,919	1,161,469
Investment securities	7,045,550	7,172,435	5,677,019
Loans and leases	19,091,757	18,769,465	13,471,044
Less allowance for loan and lease losses	(205,553)	(204,466)	(222,942)
FDIC loss share receivable	21,340	28,701	74,784
Other assets(1)	1,945,731	1,979,877	1,445,052
Total assets(1)	$30,853,649	$30,075,113	$22,149,897
Liabilities and shareholders' equity
Deposits	$26,300,830	$25,678,577	$18,763,545
Other liabilities	1,787,442	1,708,942	1,286,622
Shareholders' equity(1)	2,765,377	2,687,594	2,099,730
Total liabilities and shareholders' equity(1)	$30,853,649	$30,075,113	$22,149,897
Book value per share	$230.25	$223.77	$218.29
(1) Amounts for first quarter 2014 period have been updated to reflect the fourth quarter 2014 adoption of Accounting Standard Update (ASU) 2014-01 related to qualified affordable housing projects.

SELECTED AVERAGE BALANCES

	For the three months ended
(Amounts in thousands, except shares outstanding; unaudited)	March 31, 2015	December 31, 2014	March 31, 2014
Total assets (1)	$30,411,074	$30,376,207	$21,867,243
Investment securities	6,889,752	7,110,799	5,606,723
Loans and leases	18,920,236	18,538,553	13,459,945
Interest-earning assets	28,230,131	28,064,279	20,139,131
Deposits	25,833,068	25,851,672	18,492,310
Interest-bearing liabilities	19,171,958	19,011,554	14,189,227
Shareholders' equity (1)	$2,723,884	$2,712,905	$2,089,457
Shares outstanding	12,010,405	12,010,405	9,618,941
(1) Amounts for first quarter 2014 period have been updated to reflect the fourth quarter 2014 adoption of Accounting Standard Update (ASU) 2014-01 related to qualified affordable housing projects.

CAPITAL INFORMATION

(unaudited)	March 31, 2015	December 31, 2014	March 31, 2014
Tier 1 capital ratio (1)	12.91%	13.61%	14.53%
Total capital ratio (1)	14.40	14.69	16.02
Leverage capital ratio (1)	8.89	8.91	9.63
Tier 1 common equity ratio	12.76	N/A	N/A
(1) Amounts for first quarter 2014 period have been updated to reflect the fourth quarter 2014 adoption of Accounting Standard Update (ASU) 2014-01 related to qualified affordable housing projects.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	2015	2014
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
(Dollars in thousands, unaudited)
Allowance for Loan and Lease Losses ("ALLL")
ALLL at beginning of period	$204,466	$200,905	$206,246	$222,942	$233,394
Provision (credit) for loan and lease losses:
PCI loans (1)	(2,864)	(2,622)	(197)	(9,529)	(2,273)
Non-PCI loans (1)	8,656	10,927	1,734	2,230	370
Net charge-offs of loans and leases:
Charge-offs	(7,176)	(7,469)	(8,721)	(10,904)	(10,676)
Recoveries	2,471	2,725	1,843	1,507	2,127
Net charge-offs of loans and leases	(4,705)	(4,744)	(6,878)	(9,397)	(8,549)
ALLL at end of period	$205,553	$204,466	$200,905	$206,246	$222,942
ALLL at end of period allocated to loans and leases:
PCI	$17,619	$21,629	$25,800	$29,331	$44,993
Non-PCI	187,934	182,837	175,105	176,915	177,949
ALLL at end of period	$205,553	$204,466	$200,905	$206,246	$222,942
Net charge-offs of loans and leases:
PCI	$1,146	$1,549	$3,334	$6,133	$6,254
Non-PCI	3,559	3,195	3,544	3,264	2,295
Total net charge-offs	$4,705	$4,744	$6,878	$9,397	$8,549
Reserve for unfunded commitments	$404	$333	$328	$380	$324
Average loans and leases:
PCI	1,198,692	1,244,910	1,005,045	1,183,464	1,282,816
Non-PCI	17,721,544	17,293,643	12,665,172	12,383,148	12,177,129
Loans and leases at period-end:
PCI	1,247,343	1,186,498	996,280	1,109,933	1,270,818
Non-PCI	17,844,414	17,582,967	12,806,511	12,415,023	12,200,226
Risk Elements
Nonaccrual loans and leases:
Covered under loss share agreements	$21,440	$27,020	$30,415	$54,036	$52,108
Not covered under loss share agreements	71,536	50,407	54,203	46,485	46,952
Other real estate:
Covered	17,302	22,982	29,272	40,136	41,855
Noncovered	72,690	70,454	43,186	35,151	44,504
Nonperforming assets:
Covered	$38,742	$50,002	$59,687	$94,172	$93,963
Noncovered	144,226	120,861	97,389	81,636	91,456
Total nonperforming assets	$182,968	$170,863	$157,076	$175,808	$185,419
Accruing loans and leases 90 days or more past due	$99,130	$115,680	$75,227	$79,532	$146,573
Ratios
Net charge-offs (annualized) to average loans and leases:
PCI	0.39%	0.49%	1.32%	2.08%	1.98%
Non-PCI	0.08	0.07	0.11	0.11	0.08
ALLL to total loans and leases:
PCI	1.41	1.82	2.59	2.64	3.54
Non-PCI	1.05	1.04	1.37	1.43	1.46
Ratio of nonperforming assets to total loans, leases and other real estate owned:
Covered	8.42	9.84	11.98	10.97	9.34
Noncovered	0.77	0.66	0.73	0.64	0.73
Total	0.95	0.91	1.13	1.29	1.37
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired ("PCI") loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Conversely, Non-PCI loans include originated and purchased non-impaired loans.